Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Executive Leadership Team)

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2024 by and between Jasper Therapeutics, Inc., a Delaware corporation (the “Corporation”), and Herb Cross (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Corporation and the Executive entered into an offer letter agreement as of September 19, 2023 (the “Prior Agreement”).

B. The Corporation desires that the Executive continue to be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept such continued employment on such terms and conditions and the parties intend that the Prior Agreement be superseded in all respects by this Agreement.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Employment and Duties.

1.1 Employment. The Corporation does hereby engage and employ the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Sections 5 and 6 of this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. The Executive shall serve the Corporation as its Chief Financial Officer and shall perform and have the responsibilities, duties, status and authority customary for such positions in an organization of the size and nature of the Corporation, subject to the corporate policies of the Corporation as in effect from time to time (including, without limitation, the Corporation’s business conduct and ethics policies, as they may be amended from time to time). In this position, the Executive shall report to the Corporation’s Chief Executive Officer (the “CEO”) and shall render such administrative, financial and other executive and managerial services to the Corporation and its Affiliates as the CEO and the Corporation’s Board of Directors (the “Board”) may from time to time direct.

1.3 No Other Employment; Time Commitment. For so long as the Executive is employed with the Corporation, the Executive shall both (i) devote the Executive’s full business time, energy and skill to the performance of the Executive’s duties for the Corporation and (ii) hold no other employment or consulting positions. Notwithstanding the foregoing, the Executive may serve on managing or advisory boards of non-profit entities and up to two (2) managing or advisory boards of for-profit companies, so long as such service does not interfere with the Executive’s duties to, or otherwise create a conflict of interest with respect to, the Corporation. The Board shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board determines that such activity interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in competition with any business of the Corporation or any of its Affiliates, successors or assigns.

1.4 No Breach of Contract. The Executive hereby represents to the Corporation: (i) that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out the Executive’s duties hereunder.

1.5 Location. The Executive’s principal place of employment initially shall be the offices of the Corporation’s headquarters, currently located in Northern California. The Executive acknowledges that business travel may be required from time to time in the course of performing the Executive’s duties for the Corporation.

2. Term. The Executive’s employment under this Agreement shall commence as of the date first set forth above (the “Effective Date”). The period from the Effective Date until the termination of the Executive’s employment under this Agreement is hereinafter referred to as “the term of this Agreement” or “the term hereof.” Until the occurrence of the Effective Date, this Agreement shall be null and void and without force or effect.

3. Compensation.

3.1 Base Salary. During the term hereof, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. As of the Effective Date, the Executive’s Base Salary shall be at an annualized rate of $476,100. During the term hereof, the Compensation Committee of the Board (the “Compensation Committee”) will annually review and adjust the Executive’s rate of Base Salary.

3.2 Incentive Bonus. During the term hereof, in addition to the Base Salary, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) for each fiscal year with a target amount of 45% of Base Salary. The actual amount of any Incentive Bonus earned by the Executive each year shall be determined in good faith by the Compensation Committee in its reasonable discretion, based on the achievement of performance objectives established for that particular fiscal year by the Compensation Committee. The Incentive Bonus earned for each fiscal year (if any) shall be paid as soon as practicable following the Board’s certification of financial results for the applicable calendar year, subject to the Executive’s continued employment by the Corporation or its Affiliates through the applicable payment date.

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the term hereof, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Expenses. During the term hereof, the Executive shall be authorized to incur reasonable expenses to facilitate performance of his duties under this Agreement. The Executive shall be eligible for reimbursement of such expenses, subject to the Corporation’s expense reimbursement policies and the discretion of the Board.

4.3 Vacation and Other Leave. During the term hereof, the Executive shall accrue paid time off and other leave in accordance with the applicable policies of the Corporation.

4.4 Indemnification. The Executive shall be provided indemnification, and coverage under the Corporation’s D&O liability insurance policies, to the same extent as other executive officers of the Corporation.

5. Termination of Employment.

5.1 Generally. The Executive’s employment by the Corporation, and the term hereof, may be terminated at any time (i) by the Corporation with or without Cause (as defined in Section 5.4), (ii) by the Corporation in the event that the Executive has incurred a Disability (as defined in Section 5.4), (iii) by the Executive for any reason, or (iv) due to the Executive’s death.

5.2 Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for any reason or (ii) immediately in the event of a termination by the Corporation. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.3 Benefits Upon Termination.

(a) Upon any termination of the Executive’s employment with the Corporation (the date of termination, the “Severance Date”), the Corporation shall pay to the Executive (or the Executive’s estate, if applicable) (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date; and (iii) any other amounts required under applicable law (collectively, the “Accrued Obligations”). The treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Severance Date shall be subject to the applicable terms of the equity plan pursuant to which the award was granted and the applicable award agreements. Executive also received a sign-on bonus of $100,000 pursuant to the Prior Agreement (the “Sign-On Bonus”). If Executive resigns without Good Reason (as defined below) or Executive is terminated by the Corporation for Cause (as defined below) on or prior to September 22, 2024, Executive will be required to repay the Corporation 100% of the Sign-On Bonus within thirty (30) days following the Severance Date.

(b) If, during the term hereof the Executive’s employment is terminated by the Corporation without Cause or by the Executive with Good Reason (an “Involuntary Termination”), the Corporation shall provide the following payments and benefits (collectively, the “Severance Benefit”):

(i) The Corporation will pay the Executive (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)) an amount equal to 12 months of the Executive’s Base Salary at the rate in effect on the Severance Date (the “Cash Severance Benefit”), in substantially equal installments during the 12-month period commencing on the Executive’s Involuntary Termination in accordance with the Corporation’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period (as defined in Section 5.4(a)) shall accrue and shall be paid on the first payroll date following the expiration of the Release Period.

(ii) If the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, then the Corporation will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Executive’s termination of employment) until the earlier of (A) a period of twelve (12) months from the Severance Date, (B) the date on which the Executive is no longer eligible for COBRA coverage or (C) the date on which the Executive and/or the Executive’s eligible dependents become covered under similar plans, which such reimbursement shall be provided in accordance with the Corporation’s standard expense reimbursement policies, but subject to the Executive submitting proof of payment of the applicable premium within thirty (30) days of payment. Notwithstanding the foregoing, if the Corporation determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Corporation will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue Executive’s group health coverage in effect on the Severance Date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the Executive’s termination of employment and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Corporation has paid an amount equal to twelve (12) monthly payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. The foregoing amounts are referred to below as the “COBRA Benefit”).

(iii) If the Involuntary Termination occurs within 24 months following a Change in Control, then (A) the Cash Severance Benefit described in Section 5.3(b)((i) shall be the sum of (1) 12 months of the Executive’s Base Salary at the rate in effect on the Severance Date, plus (2) 100% of the Executive’s target Incentive Bonus for the year in which the termination of employment occurred, and (B) any service-based vesting requirements with respect to the Executive’s then outstanding Corporation stock options, restricted stock awards, and restricted stock unit awards, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such options and awards, if any and as applicable, shall be deemed satisfied at target.

(c) Notwithstanding anything to the contrary in this Section 5.3, if the Executive’s termination of employment is not a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other published guidance thereunder (including §1.409A-1(h)), then, if required in order to comply with the provisions of Section 409A of the Code, payment of the Cash Severance Benefit and the COBRA Benefit, whether reimbursement of additional pay, shall be delayed until such a Separation from Service occurs. Except as otherwise provided herein with respect to vesting acceleration, the treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Severance Date shall be subject to the applicable terms of the equity plan pursuant to which the award was granted and the applicable award agreements.

(d) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive is found to have breached the Executive’s obligations under Section 6 of this Agreement, (i) the Executive shall no longer be entitled to, and the Corporation shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit as of the date of such breach, and (ii) the Executive shall, at the request of the Corporation, repay any portion of the Severance Benefit previously paid or provided to the Executive. (For purposes of determining repayment of benefits, if any, the Executive shall repay the Corporation its costs incurred to provide such benefits.) Any disputes with respect to the application of this Section 5.3(d) will be subject to Section 17 hereof; provided that during the pendency of any such dispute, the Corporation will be entitled to withhold any payments pursuant to this Section 5.3 so long as the Corporation believes, in good faith, that it is reasonably likely to prevail in such dispute.

(e) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and such other benefit plans covered by COBRA; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any).

5.4 Release; Exclusive Remedy.

(a) As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b) and Section 5.3(c), the Executive shall, upon or within sixty (60) days following termination of employment with the Corporation (such 60-day period being referred to as the “Release Period”), provide the Corporation with a valid, executed general release in the Corporation’s standard form, and such release agreement shall have not been revoked by the Executive, and shall have become non-revocable, pursuant to, or in accordance with, any revocation rights afforded by applicable law prior to the expiration of the Release Period.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of employment during the term of this Agreement and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. For the avoidance of doubt, Executive agrees that, irrespective of the terms of any plan, program, agreement, policy, or arrangement providing for benefits in connection with a termination of employment with the Corporation, Executive shall not be entitled to any payments or benefits under such plan, program, agreement, policy, or arrangement, and Executive hereby disclaims any rights that Executive might otherwise have to receive payments or benefits thereunder.

5.5 Certain Defined Terms. In the event of a conflicting definition between this Agreement and any other agreement between the Corporation and the Executive, the definitions of Cause and Good Reason contained in this Agreement shall govern unless such other agreement states otherwise by specifically making reference to this Agreement.

(a) As used herein, “Affiliate” shall mean with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) As used herein, “Cause” shall mean that the Executive (i) has engaged in willful misconduct or been grossly negligent in connection with the performance of services to the Corporation or one of its Affiliates; (ii) has refused to perform stated or assigned, lawful duties; (iii) has been dishonest or committed or engaged in an act of theft, embezzlement or fraud with respect to the Corporation or any of its Affiliates; (iv) has willfully violated any duty (including, without limitation, a fiduciary duty), law, regulation or rule applicable to the Corporation or any of its Affiliates or has been convicted of, or pled guilty or nolo contendere to, any misdemeanor involving moral turpitude or any felony; (v) has willfully violated any policy of the Corporation or any of its Affiliates; or (vi) has materially breached any written agreement with the Corporation or any of its Affiliates, which such breach, if capable of cure, is not cured within 30 days of written notice of the breach from the Corporation.

(c) As used herein, “Change in Control” shall have the meaning ascribed to such term in the Corporation’s 2024 Equity Incentive Plan, as may be amended or restated from time to time.

(d) As used herein, “Disability” shall mean a disability that qualifies the Executive for benefits under the Corporation’s long-term disability plan.

(e) As used herein, “Good Reason” shall mean, with respect to the Executive, (i) a material reduction in the Executive’s title, duties, authority, or responsibilities relative to the Executive’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that continued employment following a Change in Control with substantially the same responsibility with respect to the Corporation’s business and operations will not constitute a material reduction in title, duties, authority, or responsibilities, (ii) a reduction in the Executive’s Base Salary, (iii) a relocation of the Executive’s principal workplace by more than 50 miles, or (iv) the Corporation’s material breach of any written agreement as to which both the Corporation (or an Affiliate of the Corporation) are parties; provided, however, that the Executive must provide 90 days’ notice of the Executive’s intent to resign for Good Reason within 30 days after the Executive learns of a potential Good Reason trigger, and the resignation shall be for Good Reason only if the potential Good Reason trigger remains uncured as of the specified date of resignation.

5.6 Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Corporation for any reason shall be treated as the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Corporation and any of its respective Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Corporation or any of its Affiliates, in each case unless otherwise determined by the Board or one of its committees. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. Furthermore, the Executive agrees to execute any documents evidencing such resignations that the Corporation reasonably requests.

6. Proprietary Information and Inventions Assignment Agreement. As a condition of employment with the Corporation, the Executive shall be required to sign and comply with the Corporation’s form of Proprietary Information and Inventions Assignment Agreement, as such form may be amended from time to time to reflect changes in applicable law (the “Confidentiality Agreement”).

7. Non-Disparagement. The Executive agrees that at no time during employment with the Corporation or thereafter shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Corporation, any Affiliate of the Corporation, or any of their respective directors, officers, representatives, agents or employees. Notwithstanding anything in this Section to the contrary; in no event shall any party be prohibited from providing truthful testimony in connection with a legal proceeding or governmental investigation. In addition, nothing in this Agreement shall prohibit the Executive from reporting a suspected violation of law to the appropriate governmental agency or authority.

8. Defense of Claims. The Executive agrees that, during the term hereof and following the termination of the Executive’s employment, upon request from the Corporation, the Executive will cooperate with the Corporation in the defense of any claims or actions that may be made by or against the Corporation that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Corporation in such claim or action. The Corporation agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with the Executive providing such assistance or cooperation to the Corporation, in accordance with the Corporation’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Corporation for any travel or legal fees and expenses incurred by the Executive in connection with the Executive’s obligations under this Section 8. In addition, if the Executive no longer is providing services to the Corporation, the Corporation shall reimburse the Executive for time spent providing such assistance at an hourly rate equal to the Executive’s most recent annual Base Salary divided by 2080, rounded down to the nearest whole dollar.

9. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Corporation may make to aid the Corporation in meeting its obligations hereunder. Any payments provided under this Agreement shall be treated as amounts owed to an unsecured creditor of the Corporation.

10. Withholding. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law or regulation.

11. Clawback. The Executive agrees that compensation payable to the Executive shall be subject to recapture or clawback pursuant to applicable policies of the Corporation, as may be adopted from time to time, as well as applicable law, and the Executive shall reimburse the Corporation for any amount previously paid by the Corporation to the Executive that is subject to recapture or clawback.

12. Assignment; Binding Effect.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Corporation. This Agreement and all of the Corporation’s rights and obligations hereunder shall not be assignable by the Corporation except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Corporation’s assets.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Corporation and the Executive’s heirs and the personal representatives of the Executive’s estate.

13. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

14. Section Headings. The section headings and titles of paragraphs and subparagraphs contained in this Agreement are for the purpose of convenience only and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

15. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with the laws of the State of California applicable to contracts executed solely in California and to be performed entirely within that State

16. Survival of Certain Provisions. Sections 5, 6, 7, 8, 9, 10, 11, 15, 16, 18, 19, 20, 21, 22 and 23 shall survive any termination or expiration of this Agreement.

17. Entire Agreement. This Agreement and the Confidentiality Agreement embody the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof, including, without limitation, the Prior Agreement. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

18. Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

19. Arbitration. The Executive and the Corporation agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Corporation or any termination thereof, will be settled by arbitration to be held at a location in San Francisco, California in accordance with then applicable rules of the American Arbitration Association specifically designed for the resolution of employment disputes. The Executive acknowledges that a copy of such rules in effect as of the date hereof has been provided to the Executive. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Corporation shall pay the costs associated with arbitration (arbitration fee and location fee, if any); provided, however, that each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, the arbitrator shall be permitted to award costs associated with arbitration in the event the arbitrator determines a claim is frivolous.

20. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including in electronic formats) and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent to an email address of record, or (iv) sent by registered or certified mail, postage prepaid and return receipt requested. Any notice shall be duly addressed to the parties as follows:

if to the Corporation:

Jasper Therapeutics, Inc.

2200 Bridge Parkway Suite #102

Redwood City, CA 94065
Attention: Chief Executive Officer

if to the Executive, to the address (or e-mail address) most recently on file in the personnel records of the Corporation.

21. Code Section 280G. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive and/or retain (as applicable) either (i) the Payments in full, or (ii) the Payments reduced such that there is no Excise Tax, whichever results in the greater after-tax payment to the Executive (inclusive of applicable federal, state and local employment taxes, income taxes, and the Excise Tax). If a reduction in Payments constituting “parachute payments” is necessary, reduction shall occur in the following order: (x) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (y) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (z) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In no event will Executive have any discretion with respect to the ordering of Payment reductions. The Corporation shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations and the Corporation shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Corporation and the Executive.

22. Code Section 409A.

(a) This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Each payment provided hereunder, whether part of a severance benefit or otherwise, is intended to be a separate payment for purposes of Section 409A of the Code, including Treasury Regulation 1.409A-2(b)(2).

(b) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder or under any other plan or agreement of the Corporation or any Affiliate of the Corporation covering Executive, provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i) If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) (the “Separation Date”), then no payment of non-qualified deferred compensation (within the meaning of Section 409A of the Code) otherwise to be made as a result of the Executive’s Separation from Service shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of such six-month period.

(ii) Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

23. Blue-Pencil. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

25. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. This Agreement has resulted from negotiations and discussions between the parties and no one party shall be treated as drafting this Agreement for purposes of interpreting any provision hereof.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date set forth above.

“CORPORATION”

By:	/s/ Ronald Martell
Name:	Ronald Martell
Title:	CEO

“EXECUTIVE”

/s/ Herb Cross
Herb Cross

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]